Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of June 19, 2003, by and between IPC Acquisition Corp., a Delaware corporation (the “Employer”), and Lance Boxer (the “Employee”).

     WHEREAS, the Employee possesses skills, experience and knowledge that are of value to the Employer; and

     WHEREAS, the Employer desires to enlist the services and employment of the Employee on behalf of the Employer as its Chief Executive Officer, and the Employee is willing to render such services on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.     Employment Term. Subject to the terms and conditions of this Agreement, the Employer hereby agrees to employ the Employee hereunder, and the Employee hereby agrees to be employed by the Employer hereunder, for the period commencing on July 16, 2003 (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated sooner as hereinafter provided (such period, the “Employment Term”).

     2.     Duties.

     (a)  During the Employment Term, the Employee shall serve as the Chief Executive Officer of the Employer, and in such capacity shall use his best energies and abilities in the performance of such duties, services and responsibilities customarily associated with such position as determined from time to time by the Board of Directors of the Employer (the “Board”) and such other duties as reasonably requested by the Board. In performing such duties, services and responsibilities, the Employee will report directly to the Board.

     (b)  During the Employment Term, the Employee shall devote his full business time, attention and best efforts to the performance of his duties hereunder; provided, however, that subject to the prior approval of the Board, the Employee shall be permitted to serve on corporate, civic, religious, educational or charitable boards or committees, so long as the Board determines that such activities do not interfere with the performance of the Employee’s duties hereunder.

     (c)  During the Employment Term, the Employee shall serve as a member of the Board. Upon a termination of the Employee’s employment with the

Employer for any reason, the Employee shall be deemed to have resigned from all positions with the Board without any further action required by the parties hereto.

     3.     Compensation. In full consideration of the performance by the Employee of the Employee’s obligations during the Employment Term (including any service as a member of the Board and in any position with any affiliate of the Employer or otherwise on behalf of the Employer), the Employee shall be compensated as follows:

     (a)  Base Salary. During the Employment Term, the Employee shall receive a base salary (the “Base Salary”) at an annual rate of $350,000, payable in accordance with the normal payroll practices of the Employer in effect from time to time. During the Employment Term, the Base Salary shall be subject to annual increase (but not decrease) as determined in the sole discretion of the Board.

     (b)  Annual Target Bonus. For each fiscal year of the Employer in effect during the Employment Term, the Employee shall be eligible to receive a cash bonus of up to 50% of his Base Salary (the “Target Bonus”) upon the attainment of performance goals set in advance by mutual agreement between the Board (or compensation committee of the Board, if applicable) and the Employee. Any such bonus shall be pro-rated for any partial fiscal year during the Employment Term. All such bonuses shall be paid after the completion of the Employer’s financial statements for the applicable fiscal year as and when bonuses are paid to members of senior management generally.

     (c)  Signing Bonus. The Employer shall pay the Employee a signing bonus of $50,000 within 30 days following the Effective Date.

     (d)  Equity Awards.

     (i)  Subject to the last sentence of this Section 3(d)(i), within 30 days following the Effective Date, the Employer shall grant the Employee an option to purchase 500,000 shares of common stock of the Employer, par value $0.01 per share (the “Common Stock”), pursuant to the Employer’s Amended and Restated 2002 Stock Option Plan (the “Option Plan”), at an exercise price equal to the fair market value (as determined by the Board) on the date of grant (such option, the “Option”). The Option shall have a 10-year term (subject to earlier termination as set forth in this Agreement). The Option shall be evidenced by an agreement containing the terms described in this Section 3(d) and in all other respects substantially in the form of agreement entered into with other members of senior management prior to the date hereof. The effectiveness of the Option and the Employee’s continued obligations under this Agreement shall be conditioned on and subject to the Employer obtaining the approval of the Option by its shareholders in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which approval (i) shall be requested in writing by the Employer within 4 weeks following the Effective Date and (ii) shall be obtained by the Employer as soon as practicable thereafter.

     (ii)  The Option shall become vested and exercisable (x) as to 2.083% of the shares subject thereto on each of the first twelve one-month anniversaries of the Effective Date, and (y) as to 6.25% of the shares subject thereto on each three-month anniversary of the first anniversary of the Effective Date, in each case so long as the Employee has continued to be employed by the Employer from the Effective Date through each such date. In the event of a “Change in Control” (as defined in the Option Plan), 50% of the then unvested portion of such Option will immediately become vested and exercisable. In the event the Employee’s employment is terminated by the Employee with Good Reason (as defined below) or by the Employer for any reason other than Cause (as defined below) or “Disability” (as defined in the Option Plan), in each case during the Change in Control Protection Period (as hereinafter defined), the Option will immediately become fully vested and exercisable and remain exercisable for 180 days. For purposes of this Agreement, the “Change in Control Protection Period” shall mean the period beginning 90 days prior to the execution of a definitive agreement pursuant to which a Change in Control will occur and continuing until the first anniversary of the Change in Control (and any exercise of the Option pursuant to the preceding sentence prior to a Change in Control shall be conditioned upon the consummation thereof).

     (iii)  Subject to the last sentence of Section 3(d)(ii) above and the remaining provisions of this Section 3(d)(iii), upon any termination of the Employee’s employment, (x) any unvested and unexercisable portion of the Option shall automatically terminate, and (y) the Employee shall be permitted to exercise the vested and exercisable portion of the Option for (A) 90 days following the Termination Date (as hereinafter defined), if clause (B) hereof does not apply to such termination of employment, or (B) 12 months following the Termination Date, if such termination of employment is by the Employee with Good Reason or by the Employer other than for Cause; provided, however, that the right of the Employee to exercise any portion of the Option following the Termination Date shall be conditioned upon the Employee’s continued compliance with Section 8 hereof from the Termination Date through the date of such exercise. In addition, if such termination of employment is by the Employee for Good Reason or by the Employer other than for Cause, then on any date during the 12-month period following the Termination Date on which the Employee would have vested in a portion of the Option had he continued to be employed during such period, the Employee shall vest in such portion of the Option. In addition, upon termination of the Employee’s employment for Cause or upon any breach of Section 8 hereof following the Termination Date, any unexercised portion of the Option shall automatically terminate.

     (iv)  The provisions of this Section 3(d) shall apply to all option grants made to the Employee by the Employer whether contemporaneous herewith or thereafter; provided, however, that nothing in this Agreement shall be construed to require any specific share number as to any subsequent grant.

     (e)  The Employee shall be solely responsible for federal, state and local taxes imposed on the Employee by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to all applicable withholding taxes.

     4.     Benefits.

     (a)  During the Employment Term, the Employee shall be entitled to participate in the employee benefit plans, policies, programs and arrangements, as may be amended from time to time, that are provided generally to senior executives of the Employer to the extent the Employee meets the eligibility requirements for any such plan, policy, program or arrangement.

     (b)  Upon the presentation of proper documentation, the Employer shall reimburse the Employee for all reasonable attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement, up to a maximum of $12,000.

     (c)  In addition to the benefits described above, during the Employment Term, the Employer shall reimburse the Employee for the premium rate on the Employee’s $2 million term life insurance policy, up to an annual amount equal to the annual premium rate as in effect on the Effective Date.

     5.     Vacations. During the Employment Term, the Employee shall be entitled to four weeks of paid vacation per each full calendar year. Such vacation time shall be provided in accordance with the Employer’s policies with respect to carry-over of vacation days.

     6.     Termination of the Employment Term. The Employment Term shall terminate upon the earliest of:

     (a)  The third anniversary of the Effective Date;

     (b)  The death of the Employee;

     (c)  The Disability of the Employee;

     (d)  The termination of the Employee’s employment by the Employer for Cause or without Cause (and, in the case of a termination without Cause, following thirty (30) days prior written notice to the Employee); and

     (e)  The termination of the Employee’s employment by the Employee with Good Reason or without Good Reason, in either case following thirty (30) days prior written notice to the Board.

     For purposes of this Agreement, the term “Cause” means the Employee’s (i) continued intentional failure or refusal to perform reasonably assigned duties, (ii) material and willful misconduct or material gross negligence in the performance of the Employee’s duties, (iii) involvement in a transaction in connection with the performance of the Employee’s duties to the Employer or any of its subsidiaries which transaction is materially adverse to the interests of the Employer or any of its subsidiaries and which is engaged in for personal profit, (iv) material and willful violation of any law, rule or regulation in connection with the performance of the Employee’s duties (other than traffic violations or similar offenses), (v) conviction or plea of no contest to any felony or other crime involving moral turpitude or (vi) breach of the Employee’s covenants contained in Section 8 of this Agreement. A termination for Cause determination may only be made by a majority of the Board at a properly noticed meeting after the Employee has been given a reasonable opportunity to be heard. If the Cause is reasonably curable, the Employer must provide the Employee with explicit written notice of the Cause for termination and provide the Employee a reasonable time within which to cure such Cause. The foregoing definition of Cause shall be effective for all purposes related to the compensation, benefits and equity rights available to the Employee related to his employment with the Employer and supersedes other definitions.

     For purposes of this Agreement, the term “Good Reason” means any of the following, in each case without the Employee’s consent: (i) a materially adverse reduction in the Employee’s title, duties and responsibilities; (ii) a reduction by the Employer in the Employee’s Base Salary or annual target cash bonus opportunity; (iii) the relocation by the Employer of the principal worksite of the Employee to a location more than fifty (50) miles from such worksite, except for required travel on the business of the Employer or (iv) a material breach of this Agreement. If the Good Reason is reasonably curable, the Employee must provide the Employer a reasonable time within which to cure such Good Reason.

     7.     Termination Payments.

     (a)  Subject only to Section 7(b), upon termination of the Employee’s employment during the Employment Term, the sole obligation of the Employer to make any cash payment to the Employee shall be to pay the Employee (i) any portion of the Base Salary and bonus which has been earned but unpaid as of the date of the Employee’s termination of employment with the Employer (the “Termination Date”) and (ii) reimbursement of reasonable and necessary business expenses incurred by the Employee in connection with the Employee’s employment on behalf of the Employer on or prior to the Termination Date but not previously paid to the Employee (collectively, the “Accrued Compensation”).

     (b)  If the employment of the Employee is terminated during the Employment Term by the Employer pursuant to Section 6(d) other than for Cause, or by the Employee with Good Reason, the sole obligation of the Employer to make any cash payment to the Employee other than the payment of the Accrued Compensation shall be to pay the Employee an amount of severance pay equal to the sum of 100% of the Base Salary and 100% of the Target Bonus, each as in effect as of the Termination Date. Such severance pay shall be paid in twelve substantially equal monthly installments commencing within 30 days of the Termination Date; provided, however, that in the event the Employee breaches any of the covenants set forth in Section 8 hereof following the Termination Date, all severance payments shall cease and the Employer shall have no further obligations under this Section 7(b). The Employee shall also receive the additional vesting of the Option as set forth in Section 3(d)(iii) hereof. The obligation of the Employer to pay the severance pay pursuant to this Section 7(b) shall be conditioned on the Employee’s execution of a general release in form reasonably satisfactory to the Employer.

     8.     Employee Covenants.

     (a)  Unauthorized Disclosure. The Employee agrees and understands that in the Employee’s position with the Employer, the Employee has been and will be exposed to and has and will receive information relating to the confidential affairs of the Employer and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Employer and its affiliates and other forms of information considered by the Employer and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Employee agrees that at all times during the Employee’s employment with the Employer and thereafter, the Employee shall not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Employer. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employee’s employment with the Employer, the Employee shall promptly supply to the Employer all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee during or prior to the Employee’s employment with the Employer, and any copies thereof in his (or capable of being reduced to his) possession.

     (b)  Non-competition. By and in consideration of the Employer’s entering into this Agreement and the payments to be made and benefits to be provided by the Employer hereunder, and in further consideration of the Employee’s exposure to the Confidential Information of the Employer and its affiliates, the Employee agrees that the Employee shall not, during the Employee’s employment with the Employer and thereafter during the one-year period following the Termination Date (the “Non-competition Term”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of 1% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 8(b). For purposes of this paragraph, “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged, directly or indirectly, in (a) the design, manufacture, installation, servicing, consultation and other professional services and applications of Turret Systems (as defined below); (b) the design and implementation of the in-building cabling and infrastructure necessary for customers of the type serviced by the Employer; (c) the design, provisioning, installation or servicing of telecommunication services for trading floors; or (d) managed services in connection with trading organizations as provided by the Employer during the Employee’s employment with the Employer, in each case in the United States or in any other geographic location where the Employer or any of its affiliates do business. For purposes of this Agreement, the term “Turret Systems” shall mean telecommunications equipment and software to enable communications (including voice, video and data) primarily among traders, counterparties and associated support personnel. During the one-year period following the Termination Date, upon request of the Employer, the Employee shall notify the Employer of the Employee’s then-current employment status.

     (c)  Non-solicitation. During the Non-competition Term, the Employee shall not (1) contact, induce or solicit (or assist any person to contact, induce or solicit) any person which has a business relationship with the Employer or of any of its affiliates to terminate, curtail or otherwise limit such business relationship, or (2) contact, induce or solicit (or assist any person to contact, induce or solicit) for employment any person who is, or within six months prior to the date of such action was, an employee of the Employer or any of its affiliates. The provisions of this Section 8(c) shall not prevent the Employee from soliciting for employment any individual who served him directly in the role of secretary and/or assistant during his employment with the Employer. In addition, the provisions of this Section 8(c) shall not prevent the Employee from utilizing business contacts and information in his possession before his employment with the Employer, so long as such utilization does not violate Section 8(b) hereof or the first sentence of Section 8(c) hereof.

     (d)  Remedies. The Employee agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Employer for which the Employer would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Employer may be entitled at law or in equity. The terms of this paragraph shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Employee. The Employee and the Employer further agree that the provisions of the covenants contained in this Section 8 are reasonable and necessary to protect the businesses of the Employer and its affiliates because of the Employee’s access to Confidential Information and his material participation in the operation of such businesses. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 8 is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

     The existence of any claim or cause of action by the Employee against the Employer or any of its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants contained in this Section 8; provided, however, that this sentence shall not apply to any claim or cause of action by the Employee for any payment or benefit which is required to be paid or provided to him if the payment or provision thereof is not the subject of a good faith dispute between the Employer and the Employee.

     9.     Proprietary Rights. The Employee shall disclose promptly to the Employer any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Employee’s employment with the Employer and related to the business or activities of the Employer and its affiliates, and he assigns all of his interest therein to the Employer or its nominee. Whenever requested to do so by the Employer, the Employee shall execute any and all applications, assignments or other instruments which the Employer shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Employer and its affiliates therein. These obligations shall continue beyond the end of the Employee’s employment with the Employer with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Employee while employed by the Employer relating to the Employer’s business, and shall be binding upon the Employee’s employers, assigns, executors, administrators and other legal representatives.

     10.     Employee Representations. The Employee represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

     11.     Indemnification. During the Employee’s employment and thereafter, the Employer agrees to indemnify, including, without limitation, advancement of all costs and fees, the Employee from and against any liability and expenses arising by reason of the Employee’s acting as an officer or director of the Employer or any of its subsidiaries, in accordance with and to the fullest extent permitted by law. During the Employment Term, the Employer shall maintain commercially reasonable Directors and Officers liability insurance, under which the Employee will be a covered person. Such liability insurance shall have such terms and policy limits of coverage as are determined appropriate by the Board.

     12.     Additional Payment. In the event that the Employee shall be required to pay an excise tax imposed by Section 4999 of the Code (or successor provision having the same effect) (“Excise Tax”) solely by reason of any payment made pursuant to this Agreement (exclusive, however, of any payment made pursuant to this Section 12), the Employer shall pay the Employee an amount of cash equal to such Excise Tax.

     13.     Non-Waiver of Rights; Disputes.

     (a)  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

     (b)  No dispute relating to or arising under this Agreement shall be subject to mediation or arbitration, and, if such dispute is subject to a trial, such trial shall be a jury trial.

     14.     Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested.

     15.     Binding Effect/Assignment.

     (a)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Employer.

     (b)  The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place, unless such assumption occurs automatically by operation of law.

     16.     Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and/or representations, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the parties.

     17.     Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

     18.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

     19.     Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     20.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

     IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by authority of the Board, and the Employee has hereunto set his hand, effective as of the Effective Date.

IPC Acquisition Corp.

By:	/s/ Timothy Whelan

Name:	Timothy Whelan

Its:	Chief Financial Officer

/s/ Lance Boxer

Lance Boxer